Exhibit 10.1

FUNDAMENTAL TERMS OF EXECUTIVE SEVERANCE POLICY*

The fundamental terms adopted by the Compensation Committee provide that executives of EMCORE will receive the following severance compensation in return for a written release of any claims they may have against EMCORE:

Executive Vice Presidents:  Continuation of base salary for a period equal to (a) one year, plus (b) two weeks of base salary, plus (c) two additional weeks of base salary for each year the executive was employed by EMCORE (the “Severance Period”).  Continuation of health and medical benefits for the entire Severance Period, up to a maximum of 18 months.

Vice Presidents:  Continuation of base salary for a period equal to (a) five months, plus (b) two weeks of base salary, plus (c) two additional weeks of base salary for each year the executive was employed by EMCORE (the “Severance Period”).  Continuation of health and medical benefits for the entire Severance Period, up to a maximum of 18 months.

* These terms will be incorporated into a complete written severance plan to be adopted by the Compensation Committee in the near future.